EXHIBIT (a)(1)(A)


                           Offer to Purchase For Cash

                              SP MILLENNIUM L.L.C.
                         a majority owned subsidiary of
                                SP SPECIAL L.L.C.
  is offering to purchase up to 1,300 units of limited partnership interests in
                      URBAN IMPROVEMENT FUND LIMITED - 1973
                            FOR $400 PER UNIT IN CASH

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                 MARCH 26, 2003, UNLESS THE OFFER IS EXTENDED.
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     This transaction has not been approved or disapproved by the Securities and
Exchange Commission ("SEC") or any securities regulatory authority of any state, nor has the SEC or any securities regulatory authority of any state passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

     Upon the terms and subject to the conditions set forth herein, we will accept any and all units validly tendered in response to our offer. If units are validly tendered and not property withdrawn prior to the expiration date and the purchase of all such units would result in there being fewer than 300 unit holders, we will purchase only 90% of the total number of units so tendered by each limited partner. If more than 1,300 units are validly tendered and not properly withdrawn prior to the expiration date, we will accept a pro rata amount of the units tendered. To avoid the purchase of fractional units, fractional units will be rounded up to the nearest whole unit.

     Our offer and your withdrawal rights will expire at 5:00 p.m., New York City time, on March 26, 2003, unless we extend the deadline.

     You will not pay any transfer fees imposed by the partnership if you tender your units. You will pay any other fees, commissions or costs imposed by your broker, trustee or others, and any taxes resulting from your sale.

     Our offer is not subject to a minimum number of units being tendered.

     Our offer price will be reduced for any distributions subsequently made by your partnership prior to our acceptance of units for payment, except only a cash distribution to partners totaling about $925,000 that your general partner has informed us is expected to be made in February or March 2003 from the sale proceeds of Capital Manor and the other cash assets of your partnership.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

o We determined the offer price of $400 per unit without any arms-length negotiations. Accordingly, our offer price may not reflect the fair market value of your units.

o We have estimated the net value of your units in a hypothetical liquidation of your partnership's assets to be approximately $1,675 per unit (we used financial performance information as of December 31, 2001 - which is the most recent audited financial information available to us - in the valuation of five of the properties owned by the local property partnerships in which your partnership has invested).

o We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

o Your general partner is an affiliate of ours and, therefore, has conflicts of interest with respect to our offer.

o Continuation of your partnership will result in our affiliate continuing to receive a partnership management fee from the partnership. This fee would not be payable if your partnership was liquidated.

o    It is possible that we may conduct a future offer at a higher price.

o For any units that we purchase from you, you will not receive any future distributions from operating cash flow of the partnership after the expiration date or upon a sale or refinancing of property owned by any of the local property partnerships in which the partnership has invested as a limited partner.

     If you desire to accept our offer, you should complete and sign the enclosed letter of transmittal in accordance with the instructions thereto and mail or deliver the signed letter of transmittal and any other required documents to D.F. King & Co., Inc. at the address set forth on the back cover of this offer to purchase. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL MAY ALSO BE DIRECTED TO SP MILLENNIUM L.L.C. BY TELEPHONE AT (206) 622-9900 OR BY FACSIMILE AT (206) 628-8031.
                               February 26, 2003

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                                TABLE OF CONTENTS

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SUMMARY TERM SHEET.............................................................1

RISK FACTORS...................................................................4

THE OFFER......................................................................7
Section  1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION.....................7
Section  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.......................8
Section  3. PROCEDURE FOR TENDERING UNITS......................................9
Section  4. WITHDRAWAL RIGHTS.................................................11
Section  5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT................12
Section  6. CERTAIN FEDERAL INCOME TAX MATTERS................................13
Section  7. EFFECTS OF THE OFFER..............................................15
Section  8. INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES...........16
Section  9. CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP...................18
Section  10. BACKGROUND AND PRICING OF THE OFFER..............................23
Section  11. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES...........37
Section  12. FUTURE PLANS OF THE PURCHASER....................................37
Section  13. POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP
             WITH RESPECT TO THE OFFER........................................38
Section  14. VOTING POWER.....................................................39
Section  15. SOURCE OF FUNDS..................................................39
Section  16. DISSENTERS' RIGHTS...............................................39
Section  17. CONDITIONS OF THE OFFER..........................................40
Section  18. CERTAIN LEGAL MATTERS............................................41
Section  19. FEES AND EXPENSES................................................42

ANNEX I......................................................................I-1
Officers and Directors.......................................................I-1

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                               SUMMARY TERM SHEET

     This summary term sheet highlights the material terms of our offer, but it does not describe all of the details of the offer. We urge you to read this entire offer to purchase which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this offer to purchase where a more complete discussion may be found.

o THE OFFER. We are offering to acquire up to 1,300 of the 11,796 currently outstanding limited partnership interests (units) in Urban Improvement Fund Limited - 1973, your partnership, for $400 per unit, in cash. The offer price is in addition to a cash distribution that your general partner informs us is being made to you at about the same time as this offer, from the sale proceeds of Capital Manor. That distribution is in the approximate amount of $75 per unit. See "The Offer - Section 1. Terms of the Offer; Expiration Date; Proration" and "The Offer - Section 10. Background and Pricing of the Offer - Determination of Offer Price."

o CONDITIONS TO THE OFFER. There are a number of conditions to our offer, including that there will remain over 300 partners in the partnership after conclusion of the offer, the absence of competing tender offers, the absence of certain changes in your partnership, and the absence of certain changes in the financial markets. See "The Offer - Section 17. Conditions of the Offer."

o FACTORS IN DETERMINING THE OFFER PRICE. In determining the offering price per unit, we considered:

     o Our belief as to the per unit liquidation value of your partnership, and the potential timing of that liquidation;

     o Other prices we have seen in previous tender offers and learned from third party sources;

     o The distribution to the limited partners in 2001 and 2002 of approximately $200 per unit for the payment of state and federal capital gains taxes resulting from the Edgewood II Associates note payment and the sales of Antonia Manor and Maria Manor;

     o The expected distribution to the limited partners in February or March 2003 of approximately $75 per unit from the sale proceeds of Capital Manor;

     o Other potential distributions during the period of our ownership of units, such as distributions from net cash flow of operations, capital transactions flowing through the partnership, and liquidating distributions of the partnership;

     o    Our cost of investment capital;

     o    Our assessment of the risks of the purchase of units;

     o    Our investment financial objectives; and

     o    The absence of a trading market for the units.

     See "The Offer - Section 10. Background and Pricing of the Offer - Comparison of Consideration to Alternative Consideration."

o PRORATION. If the purchase of all validly tendered units would result in there being fewer than 300 unitholders, then we will only purchase 90% of the total number of units so tendered by each limited partner. In addition, if more than 1,300 units are validly tendered and not withdrawn at the expiration date of the offer, we will purchase units on a pro rata basis. This means that we will purchase from each tendering limited partner a number of units equal to the number of units validly tendered and not withdrawn by such limited partner multiplied by a proration factor. The proration factor is equal to 1,300 divided by the total number of units validly tendered and not withdrawn by all limited partners of the partnership. To eliminate the purchase of fractional units, all fractional units will be rounded up to the nearest whole unit. See "The Offer -
     Section 1. Terms of the Offer; Expiration Date; Proration." Also, in accordance with your partnership agreement, we will only purchase units that, together with units previously transferred within the preceding 12 months, do not exceed 50% of the outstanding units. See "The Offer -
     Section 2. Acceptance for Payment and Payment for Units."


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o    EXPIRATION DATE. Our offer expires on March 26, 2003, unless extended. You can tender your units until our offer expires. See "The Offer - Section 1. Terms of the Offer; Expiration Date; Proration."

o RIGHT TO EXTEND THE EXPIRATION DATE. We can extend the offer in our sole discretion, and we will send you a notice of any such extension. See "The Offer - Section 5. Extension of Tender Period; Termination; Amendment; Subsequent Offering Period."

o HOW TO TENDER YOUR UNITS FOR SALE. To tender your units for sale, complete the accompanying letter of transmittal and send it to D.F. King & Co., Inc. at the address set forth on the back cover of this offer to purchase. Also send your original Certificate of Limited Partnership. If you cannot locate your Certificate, please complete and send the enclosed Affidavit and Indemnity Agreement. See "The Offer - Section 3. Procedure for Tendering."

o WITHDRAWAL RIGHTS. You can withdraw your tendered units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units any time after April 15, 2003, if we have not already accepted the units for purchase and payment. See "The Offer -
     Section 4. Withdrawal Rights."

o HOW TO WITHDRAW. To withdraw your tendered units, you need to send a notice of withdrawal to D.F. King & Co., Inc., identifying yourself and the units to be withdrawn. See "The Offer - Section 4. Withdrawal Rights."

o TAX CONSEQUENCES. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. For most of the limited partners the cash proceeds received from the sale of the units at our offer price will exceed the federal and state tax liabilities resulting from the sale of units. However, the particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. You should therefore consult your tax advisor on the precise tax consequences to you. See "The Offer - Section 6. Certain Federal Income Tax Matters."

o AVAILABILITY OF FUNDS. We, together with our affiliates, currently have cash on hand and available through credit facilities sufficient to enable us to purchase all of the units sought in this offer. See "The Offer -
     Section 15. Source of Funds."

o REMAINING AS A LIMITED PARTNER. If you do not tender all of your units, you will continue to remain a limited partner in your partnership. Your general partner (and our affiliate) has informed us that it has no current plans to alter the operations, business or financial position of the partnership. If units are validly tendered and not property withdrawn prior to the expiration date and the purchase of all such units would result in there being less than 300 unit holders, we will purchase only 90% of the total number of units so tendered by each limited partner. In that circumstance, if you have tendered all of your units, we may only purchase a portion of your units and you may continue to remain a limited partner in your partnership, with a reduced number of units. To avoid the purchase of fractional units, fractional units will be rounded up to the nearest whole unit See "The Offer - Section 7. Effects of the Offer."

o WHO WE ARE. We are SP Millennium L.L.C., a Washington limited liability company organized in 1999 for the purpose of making tender offers, including this offer. SP Millennium L.L.C. is a majority owned subsidiary of SP Special L.L.C., a Washington limited liability company wholly owned by SP Real Estate L.L.C., a wholly owned subsidiary of SP Investments II L.L.C. SP Investments II L.L.C. is owned 80% by Paul H. Pfleger and 20% by John M. Orehek. While SP Millennium L.L.C. has not engaged in any business activity other than in connection with this offer, certain other offers for limited partnership interests in other limited partnerships, and the purchase of real estate oriented debts, SP Investments II L.L.C. is indirectly engaged in a number of transactions relating to the purchase, development, rehabilitation and sale of multi-family housing. See "The Offer - Section 8. Information Concerning Us and Certain of Our Affiliates."

o CONFLICTS OF INTEREST. Since our affiliate, your general partner, receives a fee for managing your partnership, a conflict of interest exists between continuing the partnership and the receipt by your general partner of such fees, and the liquidation of the partnership and the termination of such fees. See "The Offer -


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     Section 11. Conflicts of Interests and Transactions with Affiliates" and
     "The Offer - Section 9. Certain Information Concerning Your Partnership." If we are successful in acquiring the 1,300 units sought pursuant to the offer, we and your general partner will together own approximately 34% of the total outstanding units held by the limited partners in the Partnership and, as a result, we will be able to significantly influence the outcome of all voting decisions with respect to your partnership.

o NO GENERAL PARTNER RECOMMENDATION. The general partner of your partnership is unable to make a recommendation as to whether or not you should tender or refrain from tendering your units because of its conflict of interest resulting from its affiliation with us, and believes each limited partner should make his or her own decision whether or not to tender his or her units. See "The Offer - Section 13. Position of the General Partner of Your Partnership with Respect to the Offer."

o ADDITIONAL INFORMATION. For more assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone numbers set forth on the back cover page of this offer to purchase.


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                                  RISK FACTORS

     Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION

     Your partnership has an equity interest in nine limited partnerships and one limited liability company. Because a limited liability company is treated as a partnership for tax purposes, we will refer to each and all of the ten entities as the local property partnerships throughout these materials. With the exception of The Alexander and SP Cortez Investors L.L.C., the local property partnerships each directly own a multi-family residential apartment property. The Alexander is the sole member of a limited liability company that owns an apartment property, and SP Cortez Investors L.L.C. has an equity interest in a limited liability company that indirectly owns an apartment property that is currently under construction in San Diego, California. We did not base our valuation of the properties owned by the local property partnerships in which your partnership has an equity interest on any third-party appraisals or valuations. We established the terms of our offer without any arms-length negotiation. The terms of the offer could differ if they were subject to independent third party negotiations.

OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE

     There is no established or regular trading market for your units, nor is there a reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive upon a sale of your units to a third party or in an open market for your units. Such prices could be higher than our offer price.

OFFER PRICE MAY NOT REFLECT FUTURE PROSPECTS

     Our offer price is based in part on the past income generated by the properties owned by the local property partnerships, and in part on the assumptions that we make regarding the potential future improvements in the operating performance of those properties. If different assumptions are made regarding the future performance of the properties, a higher price for the units could result.

     In December 2000, two of the local property partnerships sold federally assisted low-income housing projects that they owned and purchased conventionally financed properties as replacements. In December 2001, another of the local property partnerships sold its federally assisted housing project and purchased a conventionally financed property as a replacement. These transactions qualified as IRC Section 1031 tax-deferred exchanges. We believe the conventionally financed replacement properties have significantly greater potential for appreciation in value as well as for increased rental rates. The historical financial statements for these local property partnerships include financial data for the federally-assisted low income housing properties that were sold and are, therefore, not reflective of the potential future financial performance of these local property partnerships. If you sell your units, you will forego any future benefit that may result from these transactions.

OFFER PRICE BASED IN PART ON OUR ESTIMATE OF LIQUIDATION PROCEEDS

     Our offer price is also based in part on our estimate of the amount you would receive in a hypothetical liquidation of all the properties at the same time, i.e., if all the properties were sold by the local property partnerships, your partnership received its distributable share of the sales proceeds, and your general partner liquidated the partnership. In determining the hypothetical liquidation value of units in the partnership, we estimated the value of the properties owned by nine of the local property partnerships, determined the amount of net proceeds that would flow through to the partnership on hypothetical sale of these properties, added the amount of the partnership's capital investment in SP Cortez Investors L.L.C., and added the other cash assets of the partnership. In estimating the value of the properties, we assigned no value to the property held by Freedom Associates, as that property was foreclosed in 2002 and has been written-off at December 31, 2000 for financial reporting purposes. For the values of the properties, we used recent actual and proposed purchase prices for the properties owned by 4 of the local property partnerships. We used the income capitalization method to estimate the value of the properties owned by the other 5 local property partnerships, because we think prospective purchasers of the properties would value the latter properties using this method. In doing so, we applied a capitalization rate that we have assumed to be the appropriate capitalization rate to the properties' net operating incomes for the year ending December 31, 2001. We used the financial information for the year 2001 because that is the most recent audited financial


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information available to us. If the properties' incomes for a different period or a different capitalization rate were used, a higher valuation of the properties could result. Other methods of valuing your units could also result in a higher valuation. We have estimated the net value of your units in a hypothetical liquidation of your partnership's assets as described herein to be approximately $1,675 per unit. See "The Offer - Section 10. Background and Pricing of the Offer."

OFFER PRICE MAY NOT REPRESENT ACTUAL LIQUIDATION RESULTS

     The actual proceeds obtained from liquidation are highly uncertain and could be more than our estimate. Accordingly, our offer price could be less than the net proceeds that you would realize upon an actual liquidation of your partnership.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PROPERTIES

     Your general partner, which is our affiliate, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. It would be difficult, if not impossible, for your general partner to liquidate the partnership at this time under the terms of the partnership agreement. Your partnership is a limited partner in the local property partnerships. In three of the local property partnerships, neither your general partner nor we are affiliated with the general partners of the local property partnerships. In these three local property partnerships, we are not involved with the management, long term planning, or liquidation decisions for the properties owned by these local property partnerships. The non-affiliated general partners in these three local property partnerships control the management and liquidation decisions for their properties, and receive annual fees for the management of these properties. It is not known when these properties will be sold or liquidated. There may be no way to liquidate your investment in the partnership in the future until the properties are sold and the partnership is liquidated thereafter.

     With respect to the six local property partnerships in which the general partners are our affiliates, the general partners of your partnership and of the six local property partnerships periodically review whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing, tax considerations, and the achievement of capital appreciation for your partnership. At the current time one of the local property partnerships (Rap Up II B) has entered into a purchase and sale agreement to sell its property for the sale price of $2,000,000. The purchaser of the property owned by Rap Up II B is working to complete its financing. Your general partner has informed us that the sale is being delayed because of a lawsuit that has been filed on behalf of a tenant group. There is no assurance at this point that the sale of the property will actually occur. If the sale does occur and your partnership receives its share of the sale proceeds, your general partner will make a distribution to the partners in an amount at least equal to the estimated tax liability resulting from the sale, as required by the partnership agreement. Your general partner does not currently know whether any such distribution will be in excess of the minimum amount required under the partnership agreement. With respect to the properties recently acquired by three of the local property partnerships, The Alexander, SP Kimberly L.P. and WOGO Associates of Fresno, the general partner of your partnership believes that a sale of the properties now would not be advantageous given market conditions, the recent acquisition of the properties and tax considerations. In particular, your general partner considered the changes in the local rental market, the potential for appreciation in the value of these properties and the tax consequences to you and the other partners on a sale of these properties. Other than the property owned by Rap Up II B that is currently under purchase consideration, we cannot predict when any property will be sold or otherwise disposed of.

HOLDING UNITS MAY RESULT IN GREATER FUTURE VALUE

     Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until the partnership is liquidated.

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership is our affiliate and, therefore, has conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner.


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NO GENERAL PARTNER RECOMMENDATION

     The general partner of your partnership makes no recommendation as to whether or not you should tender or refrain from tendering your units. You must make your own decision whether or not to participate in the offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, your tax position and the tax consequences to you of selling your units.

POSSIBLE FUTURE OFFER AT A HIGHER PRICE

     It is possible that we may conduct a future offer at a higher price. Such a decision will depend on, among other things, the performance of the partnership, prevailing economic conditions and our interest in acquiring additional limited partnership interests.

LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP

     If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, along with the right to receive all distributions with respect to those units on and after the expiration date of this offer to purchase. Accordingly, for any units that we purchase from you, you will not receive any future distributions after the expiration date from operating cash flow of the partnership or upon a sale or refinancing of properties owned by the local property partnerships.

RECOGNITION OF TAXABLE GAIN ON A SALE OF YOUR UNITS - YOUR TAX LIABILITY MAY EXCEED OUR OFFER PRICE

     Your sale of units for cash will be a taxable event, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit. For most of the limited partners the cash proceeds received from the sale of the units at our offer price will exceed the federal and state tax liabilities resulting from the sale of units. However, the particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor to determine the tax consequences of the offer to you.

RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES

     Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce the liabilities of your partnership. If you retain all or a portion of your units and the liabilities of your partnership were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES

     If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from our offer, your partnership will terminate for


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federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your interests in your partnership, thereby increasing the taxable income allocable to your interests in your partnership each year, but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain.

     Your general partner and we believe that even if the maximum number of units is purchased pursuant to the offer, the transfers will not cause a tax termination of your partnership.

REMAINING AS A LIMITED PARTNER WITH REDUCED UNITS

     If units are validly tendered and not property withdrawn prior to the expiration date and the purchase of all such units would result in there being less than 300 unit holders, we will purchase only 90% of the total number of units so tendered by each limited partner. In that circumstance, if you have tendered all of your units, we may only purchase a portion of your units and you may continue to remain a limited partner in your partnership, with a reduced number of units. To avoid the purchase of fractional units, fractional units will be rounded up to the nearest whole unit. In such a case, it is not clear whether or not there will be a decrease in the liquidity of the units remaining with each such limited partner.

RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD

     Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your remaining units, if any, for a 12-month period following our offer. If more units than can be purchased under the partnership agreement are validly tendered prior to the expiration date and not properly withdrawn prior to the expiration date in accordance with the procedures specified herein, we will, upon the terms and subject to the conditions of the offer, accept for payment and pay for those units so tendered that do not violate the terms of the partnership agreement, pro rata according to the number of units validly tendered by each limited partner and not properly withdrawn on or prior to the expiration date, with appropriate adjustments to avoid purchases of fractional units.

POTENTIAL DELAY IN PAYMENT

     We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. No payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

                                    THE OFFER

SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION.

     Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) up to 1,300 units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Offer - Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean 5:00 p.m., New York City time, on March 26, 2003, unless we, in our sole discretion, shall have extended the period of time for which the offer is open, in which event the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See "The Offer - Section 5. Extension of Tender Period; Termination; Amendment" for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration date, we increase the consideration offered to limited partners for the purchase of units pursuant to the offer, the increased consideration will be paid for all units accepted for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

     We will pay any transfer fees imposed by the partnership for the transfer of your units. However, you will have to pay any taxes that arise from your sale of units. You will also have to pay any fees or commissions imposed by your broker, or by any custodian or other trustee of any Individual Retirement Account or benefit plan that is the owner of record of your units. Although the fees charged for transferring units from an Individual Retirement Account vary, such fees are typically $25-$50 per transaction. Depending on the number of units that you tender, any fees charged on a per transaction basis could exceed the aggregate offer price you receive (as a result of proration or otherwise).

     Proration. If units are validly tendered and not property withdrawn prior to the expiration date and the purchase of all such units would result in there being less than 300 unit holders, we will purchase only 90% of the total number of units so tendered by each limited partner. To avoid the purchase of fractional units, fractional units will be rounded up to the nearest whole unit. If units are validly tendered and not property withdrawn prior to the expiration date and the purchase of all such units would result in there being less than 300 unit holders, we will notify you of that fact. In that case, if you tendered all your units and own ten (10) units or more, you would continue to be a limited partner and receive an Internal Revenue Service Form K-1 for tax reporting purposes. Because fractional units will be rounded up to the nearest whole unit, if you tendered all your units and own less than ten (10) units, we will purchase all of your units.

     If more than 1,300 units are validly tendered and not withdrawn at the expiration date of the offer, we will purchase units on a pro rata basis. This means that we will purchase from each tendering limited partner a number of units equal to the number of units validly tendered and not withdrawn by such limited partner multiplied by a proration factor. The proration factor is equal to 1,300 divided by the total number of units validly tendered and not withdrawn by all limited partners of the partnership. If we are going to purchase a pro rata amount of the units validly tendered, we will notify you of that fact. In that case, you would continue to be a limited partner and receive an Internal Revenue Service Form K-1 for tax reporting purposes. See "The Offer - Section 7. Effects of the Offer - Effect on Trading Market; Periodic Reporting Under
Section 15(d) of the Exchange Act."

     If proration of tendered units is required, then, subject to our obligation under Rule 14e-1(c) under the Exchange Act to pay limited partners the purchase price in respect of units tendered or return those units promptly after termination or withdrawal of the offer, we do not intend to pay for any units accepted for payment pursuant to the offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the offer price.

     The offer is conditioned on satisfaction of certain conditions. The offer is not conditioned upon any minimum number of units being tendered. See "The Offer - Section 17. Conditions to the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to the withdrawal rights of limited partners, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. The transfer of units will be effective on the last day of the calendar month in which your general partner receives fully executed assignment documents from all the limited partners who tender their units pursuant to this offer.

     This offer is being mailed to the persons shown by your partnership's records to have been limited partners or, in the case of units owned of record by Individual Retirement Accounts and qualified plans, beneficial owners of units, as of February 6, 2003.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

     We will, upon the terms and subject to the conditions of the offer, accept for payment and pay for any and all units validly tendered as promptly as practicable following the expiration date. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by D.F. King & Co., Inc. of a properly completed and duly executed letter of transmittal and other documents required by the letter of transmittal. See "The Offer - Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     In our purchase of units, we will make appropriate adjustments to avoid purchases that would violate the agreement of limited partnership of your partnership and any relevant procedures or regulations promulgated by the general partner. Accordingly, in some circumstances, we may pay you the full offer price and accept an assignment of your right to receive distributions and other payments and an irrevocable proxy in respect of the units and defer, perhaps indefinitely, the transfer of ownership of the units on the partnership books. In another circumstance, we may only be able to purchase units that, together with units previously transferred within the preceding 12 months, do not exceed 50% of the outstanding units.

     If units are validly tendered and not properly withdrawn prior to the expiration date and the purchase of all such units would result in there being less than 300 unit holders, we will purchase only 90% of the total number of units so tendered by each limited partner. To avoid the purchase of fractional units, fractional units will be rounded up to the nearest whole unit.

     If more units than can be purchased under the partnership agreement are validly tendered prior to the expiration date and not properly withdrawn prior to the expiration date in accordance with the procedures specified herein, we will, upon the terms and subject to the conditions of the offer, accept for payment and pay for those units so tendered which do not violate the terms of the partnership agreement, pro rata according to the number of units validly tendered by each limited partner and not properly withdrawn on or prior to the expiration date, with appropriate adjustments to avoid purchases of fractional units. If the number of units validly tendered and not properly withdrawn on or prior to the expiration date is less than or equal to the maximum number we can purchase under the partnership agreement, we will purchase all units so tendered and not withdrawn, upon the terms and subject to the conditions of the offer.

     For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the tendering limited partners of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made directly by us.

     If we do not accept any tendered units for payment for any reason, the letter of transmittal with respect to such units not purchased may be destroyed by us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, you may withdraw any tendered units after April 15, 2003 if we have not accepted the validly tendered units for payment. After the expiration date, we may retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act, to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

SECTION 3. PROCEDURE FOR TENDERING UNITS.

     VALID TENDER FOR SALE. To validly tender units pursuant to the offer, you must deliver a properly completed and duly executed letter of transmittal, your original Certificate of Limited Partnership, or completed Affidavit and Indemnity Agreement if you cannot find your Certificate, and any other documents required by the letter of transmittal, to our Information Agent at the address set forth on the back cover of this offer to purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

     SIGNATURE REQUIREMENTS. If the letter of transmittal is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the letter of transmittal. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the letter of transmittal. However, in all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution. If you cannot locate your original Certificate of Limited Partnership, and intend to complete the enclosed Affidavit and Indemnity Agreement, all signatures on the Affidavit must be guaranteed by an Eligible Institution.

     In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY OUR INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing the letter of transmittal for sale of your units, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the letter of transmittal each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered unit for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners then scheduled or acting by written consent without a meeting. By executing the letter of transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

     By executing the letter of transmittal for sale of your units, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) subject to receipt by you of the offer price, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the expiration date, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer, (iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case, in your name and on your behalf.

     By executing the letter of transmittal for sale of your units, you will irrevocably constitute and appoint us and any of our designees as your true and lawful agent and attorney-in-fact with respect to such units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to withdraw any or all of such units that have been previously tendered in response to any other tender or exchange offer, provided that the price per unit we are offering is equal to or higher than the price per unit being offered in the other tender or exchange offer. Such appointment is effective upon the execution and receipt of the letter of transmittal and shall continue to be effective unless and until you validly withdraw such units from this offer prior to the expiration date.

     ASSIGNMENT OF INTEREST IN FUTURE DISTRIBUTIONS. By executing the letter of transmittal for sale of your units, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the expiration date and your units are accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

     DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive or amend any of the conditions of the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner. Our interpretation of the terms and conditions of the offer (including the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of back-up federal income tax withholding of 31% with respect to payment of the offer price if you tender units for sale to us, you may have to provide us with your correct taxpayer identification number. See the instructions to the letter of transmittal and "The Offer - Section 6. Certain Federal Income Tax Matters."

     FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units for sale to us. See the instructions to the letter of transmittal and "The Offer - Section 6. Certain Federal Income Tax Matters."

     TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption there from is submitted.

     BINDING AGREEMENT. A tender of a unit for sale pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering unit holder and us on the terms set forth in this offer to purchase and the related letter of transmittal.

SECTION 4. WITHDRAWAL RIGHTS.

     You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof, or after April 15, 2003, if the units have not been previously accepted for payment.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by our Information Agent at the address set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered the units, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered the units. In addition, the person who signed the letter of transmittal must sign the notice of withdrawal in the same manner as the letter of transmittal was signed.

     If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by us; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Offer - Section 3. Procedures for Tendering Units."

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our reasonable discretion, at any time and from time to time, (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions to the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "The Offer - Section 17. Conditions to the Offer," or any event that might reasonably be expected to result in such occurrence, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and (iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change.

     If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, we may retain tendered units and those units may not be withdrawn except to the extent tendering unit holders are entitled to withdrawal rights as described in "The Offer - Section 4. Withdrawal Rights;" subject, however, to our obligation, pursuant to Rule 14e-l(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 13e-4(d)(2) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of 10 business days from the date of such change is generally required to allow for adequate dissemination to unit holders. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than 2% of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to unit holders, the offer will be extended at least until the expiration of such ten business days. As used in the offer to purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

SECTION 6. CERTAIN FEDERAL INCOME TAX MATTERS.

     The following summary is a general discussion of certain of the United States federal income tax consequences of the offer that may be relevant to (i) unit holders who tender some or all of their units for cash pursuant to our offer, and (ii) unit holders who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS") and judicial decisions, all as of the date of this offer to purchase. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the unit holders (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this offer to purchase. Further, no opinion of counsel has been obtained with regard to the offer.

     THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A UNITHOLDER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE LIMITED PARTNERSHIP INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

     TAX CONSEQUENCES TO LIMITED PARTNERS TENDERING UNITS FOR CASH. You will recognize gain or loss on a sale of a unit of limited partnership of your partnership equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" with respect to a unit of limited partnership of your partnership will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit (as determined under Section 752 of the Internal Revenue Code). Thus, your taxable gain and tax liability resulting from a sale of a unit of limited partnership of your partnership could exceed the cash received upon such sale.

     ADJUSTED TAX BASIS. If you acquired your units of limited partnership of your partnership for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (a) your share of partnership cash distributions, (b) any decreases in your share of partnership liabilities, (c) your share of partnership losses and (d) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in units of limited partnership of your partnership immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit of limited partnership of your partnership pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit.

     CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER. Except as described below, the gain or loss recognized by you on a sale of a unit of limited partnership of your partnership pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other non-corporate taxpayers generally will be subject to a maximum United States federal income tax rate of 20%. If the amount realized with respect to a unit of limited partnership of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are non-corporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 20%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the properties owned by the local property partnerships.

     If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units of limited partnership interest of your partnership tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit of limited partnership interest of your partnership and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

     PASSIVE ACTIVITY LOSSES. The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units of limited partnership interest of your partnership. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset non-passive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units of limited partnership interest of your partnership pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units of limited partnership interest of your partnership pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units of limited partnership interest of your partnership pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

     INFORMATION REPORTING, BACKUP WITHHOLDING AND FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding of 31% with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. See the instructions to the letter of transmittal.

     Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the letter of transmittal.

     TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING LIMITED PARTNERS.
Section 708 of the Internal Revenue Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. Although we have structured the offer to limit our purchase of units to avoid the sale or exchange of 50% or more of the total interest in capital and profits of your partnership, it is possible that our acquisition of units pursuant to the offer alone or in combination with other transfers of interests in your partnership could inadvertently result in such a termination of your partnership. If your partnership is deemed to terminate for tax purposes, the following Federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your interests in your partnership, thereby increasing the taxable income allocable to your interests in your partnership each year, but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain.

SECTION 7. EFFECTS OF THE OFFER.

     FUTURE CONTROL BY SP MILLENNIUM. Because the general partner of your partnership is our affiliate, we are under common control with the management of your partnership. As of December 31, 2002, we owned 2,154 units, and the general partner owned 592 units of limited partnership interests in your partnership. If we are successful in acquiring the 1,300 units sought pursuant to the offer, we and your general partner will together own approximately 34% of the total outstanding units held by the limited partners in the Partnership and, as a result, we will be able to significantly influence the outcome of all voting decisions with respect to your partnership. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, who may not be in the interest of other limited partners. This could (i) prevent non-tendering limited partners from taking action they desire but that we oppose and (ii) enable us to take action desired by us but opposed by non-tendering limited partners.

     DISTRIBUTIONS TO US. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

     PARTNERSHIP STATUS. We believe our purchase of units should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes.

     BUSINESS. Our offer will not affect the operation of the properties owned by the local property partnerships. We will continue to be under common control with the general partner of your partnership, which will remain the same. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and assets owned by your partnership, the management compensation payable to your general partner or any other matter relating to your partnership, except it would result in us increasing our ownership of units.

     EFFECT ON TRADING MARKET; PERIODIC REPORTING UNDER SECTION 15(D) OF THE EXCHANGE ACT. If a substantial number of units are purchased pursuant to the offer, the result will be a reduction in the number of limited partners in your partnership. In the case of certain kinds of equity securities, a reduction in the number of security holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we do not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

     Your partnership is required by Section 15(d) of the Exchange Act to file periodic reports with the SEC. If the units in your partnership were to be held by fewer than 300 persons at the beginning of the next or any subsequent calendar year, your partnership's duty to file periodic reports pursuant to
Section 15(d) of the Exchange Act would be automatically suspended. At February 1, 2003, your partnership had 345 limited partner unit holders of record. We do not intend that consummation of the offer will cause your partnership to cease to be required to file periodic reports pursuant to Section 15(d) of the Exchange Act. The terms of the offer are designed to prevent there being fewer than 300 unit holders following the consummation of the offer. However, it is possible that following the consummation of the offer, some of the remaining limited partners in your partnership may sell or transfer their units, either in response to another tender offer or on an individual basis, such that there would be less than 300 unit holders at the beginning of 2004, or some subsequent year. In such event, the duty of your partnership to file periodic reports under Section 15(d) of the Securities Act would be suspended commencing in 2004, or such subsequent year, as the case may be.

     ACCOUNTING TREATMENT. Upon consummation of the offer, we will account for our investment in any acquired units under the equity method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

SECTION 8. INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES.

     GENERAL. We are SP Millennium L.L.C., a Washington limited liability company organized in 1999 for the purpose of making tender offers, including this offer. SP Millennium L.L.C. is owned primarily (90%) by SP Special L.L.C., a Washington limited liability company that also serves as the managing member of SP Millennium. SP Special L.L.C. is wholly owned by SP Real Estate L.L.C., a wholly owned subsidiary of SP Investments II L.L.C. SP Real Estate L.L.C. and SP Investments II L.L.C are both Washington limited liability companies. SP Investments II L.L.C. is owned 80% by Paul H. Pfleger and 20% by John M. Orehek, both residents of the state of Washington. SP Millennium L.L.C. has not engaged in any business activity other than in connection with this offer, certain other offers for limited partnership interests in other limited partnerships and the purchase of real estate oriented debts. As of December 31, 2002, we:

     o held an equity interest in 25 private limited partnerships that own, directly or indirectly, equity interests in 33 apartment properties and two Note Receivables secured by or related to apartment properties;

     o held an equity interest in four public partnerships that have equity interests as a limited partner in 31 limited partnerships that own or have equity interests in 32 apartment properties and one Note Receivable; and

     o    held a Note Receivable related to an apartment property.

     Our principal executive offices are located at 1201 Third Avenue, Suite 5400, Seattle, Washington 98101, and our telephone number is (206) 622-9900.

     The names, positions and business addresses of the managers, directors and executive officers of SP Millennium L.L.C., SP Investments II L.L.C. (which is the majority owner, indirectly, of SP Millennium L.L.C.) and your general partner (which is our affiliate), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

     Except as described in "The Offer - Section 10. Background and Pricing of the Offer", "The Offer - Section 11. Conflicts of Interests and Transactions with Affiliates", and the following paragraph, neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies; or
(iii) have purchased any units during the 60 days preceding the date of this offer to purchase. Neither our affiliates nor we intend to tender any units beneficially owned in this offer.

     In 2002 we arranged for a credit facility to finance the acquisition of units in real estate limited partnerships such as your partnership. The credit facility allows us to borrow up to $4 million from Equity Resource Fund XXII. Equity Resource Fund XXII is not affiliated with us. We have pledged most of the units we hold in your partnership as security for two borrowings under the credit facility. Neither we nor any of our affiliates has any contract or arrangement with Equity Resource Fund XXII regarding the transfer or voting of the units held by us in your partnership. We do not intend to use funds from Equity Resource Fund XXII to purchase units tendered in response to this offer. We have arranged another credit facility to finance the purchase of units tendered in response to this offer. See "The Offer-Section 15. Source of Funds."

     SELECTED FINANCIAL INFORMATION OF SP MILLENNIUM L.L.C. The historical financial data set forth below for SP Millennium L.L.C. for the years ended December 31, 2001 and 2000 is based on unaudited financial statements. Operating data for the year 2002 is not yet available to us.

                              SP Millennium L.L.C.
                                Income Statement
        (for the 12 months ended December 31, 2001 and 2000) (unaudited)

                                                      2001              2000
Revenues
--------
Project distributions                             $   735,475               -

Expenses
--------
Costs of deals closed                             $   144,032                -
Office operations                                     490,060       $       117
Travel and entertainment                                   92                49
Fees and licenses                                      14,010               606
Amortization                                            2,189                46
Interest expense                                      252,968                -
Other expenses                                          2,000                -
                                                  -----------       -----------

Total expenses                                        905,351               818

Income/(Loss) before taxes                           (169,876)             (818)

Income taxes                                               -                 -

                                                  -----------       -----------
Net income/(loss)                                 $  (169,876)      $      (818)
                                                  ===========       ===========

                              SP Millennium L.L.C.
                            Balance Sheet (unaudited)

Assets
------
Cash and cash equivalents                         $      (274)      $        59
Related party receivable                              735,575                -
Investments in partnerships                         2,273,756           901,834
Other assets                                           12,960               250
                                                  -----------       -----------
Total assets                                      $ 3,022,017       $   902,143
                                                  ===========       ===========

Liabilities
-----------
Notes payable                                     $ 1,302,726       $        -
Related party payables                              1,889,919           902,895
                                                  -----------       -----------

Total liabilities                                   3,192,645           902,895

Stockholders equity
-------------------
Distributions to partners
Partners' equity                                     (170,628)             (752)
                                                  -----------       -----------
Total stockholder's equity                           (170,628)             (752)


                                                  -----------       -----------
Total liabilities and stockholder's equity        $ 3,022,017       $   902,143
                                                  ===========       ===========

No adjustments were necessary to reconcile net income to funds from operations.

As of December 31, 2001 and 2000, SP Millennium L.L.C. had net tangible book value calculated as follows:


Cash and cash equivalents                      $      (274)      $      58.66
Investments in partnerships                      2,273,756         901,833.86
Related party payables                          (3,192,645)       (902,894.37)

Tangible book value                               (919,163)            (1,002)


Number of units                                        100                100


Tangible book value per unit                   $    (9,192)      $        (10)


     SP Millennium L.L.C. has sufficient cash on hand and available from affiliates, or from financial commitments, to purchase all of the limited partnership units that we are seeking in this offer. See "The Offer-Section 15. Source of Funds."

     RATIO OF EARNINGS TO FIXED CHARGES OF SP MILLENNIUM L.L.C. As of December 31, 2001, SP Millennium had neither earnings nor fixed charges.

SECTION 9. CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP.

     GENERAL. Urban Improvement Fund Limited - 1973 was organized in 1973 under the laws of the State of California. Its initial primary business was to invest, though the local property partnerships, in federally and state-assisted low and moderate income housing projects. Your partnership was formed for the purposes of (i) acquiring real or personal property (including debt and equity interests in any partnership or joint venture which is a limited distribution entity as defined by Federal Housing Administration Rules and Regulations) for the purpose of acquiring, financing, constructing, improving, managing and/or operating government-assisted or other housing projects, and (ii) holding, owning, maintaining, managing, improving, developing, operating, selling, transferring, conveying, leasing mortgaging, exchanging or otherwise disposing of or dealing in or with such property.

     In December 2000, The Alexander, Antonia Manor, Maria Manor and Marlton Manor, four of the local property partnerships in which your partnership held an equity interest as a limited partner, each sold its property as part of an IRC
Section 1031 tax-deferred exchange. That IRS code section permits, under certain rules, property to be sold and other similar property to be purchased within a specified period of time after the sale and, in so doing, the owner of the sold property can defer the federal income taxes on the sale. Following the sale of its property, The Alexander created and became the sole member of SP Fountain Valley, LLC, a Washington limited liability company, and acquired the replacement property listed below. Marlton Manor, following the sale of its property, changed its name to SP Kimberly L.P. and acquired the replacement property listed below. Both of the replacement properties acquired by these two local property partnerships are conventionally financed apartment properties. Maria Manor and Antonia Manor did not reinvest their sales proceeds in IRC
Section 1031 tax-deferred exchange replacement properties, and were liquidated in 2002. Your partnership advanced a portion of the sales proceeds from Antonia Manor and Maria Manor to SP Fountain Valley, LLC and SP Kimberly L.P. for the purchase of their replacement properties. From the remaining sales proceeds your general partner received liquidation fees in connection with the sale of the properties owned by Maria Manor and Antonia Manor and the liquidation of those partnerships, and distributed to the limited partners the amounts sufficient to pay state and federal capital gains taxes resulting from the sales of the two properties. In March 2002 your general partner distributed $2,045,112, or approximately $165 per unit, to you and the other partners in the partnership.

     One of the local property partnerships in which your partnership held an equity interest as a limited partner, Edgewood II Associates, sold its property in 1984 and held a note receivable for a portion of the sales price of its property. The property was resold in 2001 and the note was paid. In December 2001 your general partner distributed $436,841, or approximately $35 per unit, to you and the other partners in the partnership.

     In December 2001, WOGO Associates of Fresno, one of the local property partnerships in which your partnership held an equity interest as a limited partner, sold its property as part of an IRC Section 1031 tax-deferred exchange, for the sales price of $4,000,000. Out of the sales proceeds, Wogo Associates of Fresno paid a sales commission of $160,000 to an affiliate of your general partner, and repaid an advance of $160,883 that was made by your partnership to WOGO Associates of Fresno. After payment of the other expenses of the sale, $1,134,457 was distributed to your partnership as its share of the residual sales proceeds. As part of the purchase price, WOGO Associates of Fresno received a promissory note from the buyer in the amount of $500,000. The promissory note accrues interest at 10% per year and is due and payable at the third anniversary date of the closing, in 2004. Notwithstanding the interest payment schedule and due date of the note, the note is only payable out of the surplus cash of the property, so there is no assurance the promissory note will be paid on time and in the amounts indicated. Any proceeds of the note received by WOGO Associates of Fresno will be split 50/50 between your partnership and the general partner of WOGO Associates of Fresno. In June 2002, WOGO Associates acquired, as a replacement property, a 36-unit apartment community in Calabasas, California known as Malibu Creek Apartments, for the purchase price of $5,800,000.

     In October 2001 your partnership invested $3,200,000 to purchase an equity interest (approximately 85.91%) in SP Cortez Investors LLC, which holds an indirect equity interest (approximately 59.61%) in The Mills at Cortez Hill, a 133-unit apartment community currently under construction in downtown San Diego, California. Under the terms of the investment, the developer of the property may re-purchase the interest of SP Cortez Investors LLC by repayment of the invested capital and payment of the negotiated return on the invested capital. Conversely, SP Cortez Investors LLC may require the developer to re-purchase its equity interest on or after the maturity date of the construction loan, as it may be extended.

     In January 2003, W Street Associates, one of the local property partnerships in which your partnership held an equity interest as a limited partner, sold its property for the sales price of $3,400,000. Out of the sales proceeds, W Street Associates paid a sales commission of $136,000 to an affiliate of your general partner, and repaid an advance of $718,949 that was made by your partnership to W Street Associates. After repayment of the advance and the payment of the other expenses of the sale, a total of $849,955 was distributed to your partnership as return of your partnership's capital to W Street Associates, and its share of the residual sales proceeds. Your general partner has informed us that the partnership is making a distribution of $925,000, or approximately $75 per unit, to you and the other partners in the partnership at about the same time as this offer.

     One other of the local property partnerships has entered into a purchase agreement to sell its property. Rap Up II B has agreed to sell its property for the sale price of $2,000,000. The buyer under the purchase agreement is working to complete its financing before going forward with the purchase. It is not known at this time whether that transaction will in fact occur, particularly in light of a lawsuit that has been filed on behalf of a tenant group regarding the property.

     Your partnership's assets currently consist of cash and equity interests as a limited partner or member in the following local property partnerships:


Local Property Partnership                     Properties Owned and Location               Number of Apt. Units
--------------------------                     -----------------------------               --------------------
1.  Brighton Gardens Apartments                Brighton Gardens                                     62
                                               Brighton, Massachusetts
2.  First Bedford Pine Apartments, Ltd.        Bedford Place Pines Apartments                       134
                                               Atlanta, Georgia
3.  Glenn Arms Associates                      Glenn Arms Apartments                                55
                                               Washington, D.C.
4.  Hedin Associates                           Hedin House                                          48
                                               Washington, D.C.
5.  Himbola Manor, Ltd.                        Himbola Manor                                        136
                                               Lafayette, Louisiana
6.  Rap Up II B                                Rap Up II B                                          51
                                               Roxbury, Massachusetts
7.  SP Fountain Valley, LLC                    Serena Vista Apartments                              172
       (wholly owned by The Alexander)         Fountain Valley, California
8.  SP Kimberly L.P.                           Kimberly Place Apartments                            212
       (formerly Marlton Manor Associates)     Monterey, California

9. WOGO Associates of Fresno                   Malibu Creek Apartments                              36
                                               Calabasas, California
10.  SP Cortez Investors LLC                   The Mills at Cortez Hill                             133
                                               San Diego, California

We have not listed the interest that your partnership holds as a limited partner in Freedom Associates, as that local property partnership filed for bankruptcy protection in 2000. The general partner of your partnership has informed us that the property owned by Freedom Associates was foreclosed in June 2002. Your partnership's investment in Freedom Associates was written-off at December 31, 2000 for financial reporting purposes.

     The managing general partner of your partnership is Interfinancial Real Estate Management Company, which is wholly-owned by Paul H. Pfleger. As of February 1, 2003, there were 12,417 units of the partnership issued and outstanding, which were held of record by 345 partners. The limited partners hold 11,796 of the units. Your partnership's principal executive offices are located at 1201 Third Avenue, Suite 5400, Seattle, Washington 98101, and its telephone number at that address is (206) 622-9900.

     For additional information about your partnership, please refer to the most recent annual report prepared by your partnership, particularly Item 2 of Form 10-K which contains detailed information regarding the properties owned by the local property partnerships in which you partnership owns an equity interest as a limited partner.

     INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS. Your partnership is a limited partner in ten local property partnerships, which each own, directly or indirectly, apartment properties. In three of those ten local property partnerships, neither your general partner nor we are affiliated with the general partners of those local property partnerships, and so are not involved with the management and long-term planning for those local property partnerships or their properties. One of those local property partnerships, Rap Up II B, has entered into a purchase agreement to sell its property for the sale price of $2,000,000. We understand that the purchaser under the purchase agreement is now working to obtain acceptable financing for the purchase. We do not know if or when that sale will close. Neither your general partner nor we know of any plans of the unaffiliated general partners in the other two local property partnerships to refinance, sell or otherwise dispose of their properties.

     In SP Cortez Investors L.L.C., the managing member is an affiliate of your general partner and us. However, because SP Cortez Investors L.L.C. is an investor and not the managing member of the entity that is actually developing and operating the property, Cortez Hill, LLC, neither we nor your general partner are involved with the management and long-term planning for that property, and do not know of any plans to refinance, sell or otherwise dispose of that property.

     The general partner of the remaining six local property partnerships that own apartment properties is our affiliate and an affiliate of your general partner. For these local property partnerships, your general partner regularly evaluates their properties by considering various factors, such as the local property partnership's financial position and real estate and capital markets conditions. The general partner monitors these properties' specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. The general partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold a particular property. Rap Up II B has also entered into a purchase and sale agreement for the sale of its property. Your general partner is not currently seeking a sale of the other properties owned by the local property partnerships. With respect to the properties acquired by SP Fountain Valley, LLC, SP Kimberly L.P., and WOGO Associates of Fresno, your general partner expects the properties' operating performance to improve in the next several years, due to the properties' locations and the expected rental demand in those areas. The general partner does not believe that a sale of these three properties at the present time would adequately reflect the properties' future prospects.

     Another significant factor considered by your general partner in the possible sale of a property owned by any of the local property partnerships is the likely tax consequences of a sale for cash. Such a transaction would likely result in tax liabilities for many limited partners unless the sale is structured as an IRC Section 1031 tax-deferred exchange. Except for the purchase and sale agreement on the property owned by Rap Up II B, the general partner has not received any recent indication of interest or offer to purchase any of the properties.

     TERM OF YOUR PARTNERSHIP. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2014, unless extended or sooner terminated as provided in the agreement or by law. Limited partners could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the partnership or amending the agreement of limited partnership to authorize limited partners to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

     COMPETITION. Competition for apartments is local. There may be other residential properties within the market area of the properties owned by the local property partnerships in which your partnership has an equity interest as a limited partner. The number and quality of competitive properties in such an area could have a material effect on the rental market for the apartments at such properties and the rents that may be charged for such apartments.

     FINANCIAL DATA. The selected financial information of your partnership set forth below for the years ended December 31, 2000 and 2001 is based on audited financial statements. The selected financial information set forth below for the nine months ended September 30, 2001 and 2002 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-K of your partnership for the year ended December 31, 2001 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, each of which reports is hereby incorporated by reference. These reports may be inspected at, and copies obtained from, the same places and in the same manner set forth under "Additional Information Concerning Your Partnership" below. Complete operating data for the fourth quarter of 2002 or the twelve months ending December 31, 2002 is not yet available.


                                                 OPERATING DATA
                                                 --------------

-----------------------------------------------------------------------------------------------------------------
                                                         Nine Months Ended Sept 30,     Year Ended December 31,
                                                         -------------------------      -----------------------
                                                              2002           2001           2001          2000
                                                              ----           ----           ----          ----
  Revenue                                                $   22,230     $   59,950     $  171,075     $   71,306
  Cost and expenses:
    Professional fees                                        51,784         43,697         31,000        109,646
    Management fee                                           45,000         45,000        175,987         74,000
    Amortization                                              6,588          1,827         94,776        101,774
    Liquidation Fees                                              -        140,482        457,931              -
    Other                                                    16,877         29,565         23,681         23,436
  Loss before equity in income of
    Local Limited Partnerships                             (98,019)      (200,621)      (612,300)      (237,550)
  Equity in income of Local Limited
    Partnerships                                            418,345      2,490,777      3,183,701     14,440,767


  Net Income (Loss)                                         320,326      2,290,156      2,571,401     14,203,217

  Net Income (Loss) Allocated for:
    General Partners                                         16,016        114,508        128,569        710,018
    Limited Partners                                        304,310      2,175,648      2,442,832     13,493,199

-----------------------------------------------------------------------------------------------------------------

                                               BALANCE SHEET DATA
                                               ------------------

-----------------------------------------------------------------------------------------------------------------
                                                        Nine Months Ended Sept 30,      Year Ended December 31,
                                                        --------------------------      -----------------------
(End of period)                                             2002           2001           2001           2000
                                                            ----           ----           ----           ----
Balance Sheet Information:
Total Assets                                           $ 23,272,914   $ 24,633,975   $ 25,028,804   $ 22,802,550
Total Liabilities                                            16,634         19,206        132,790         41,096
Partners' Capital                                        23,256,280     24,614,769     24,896,014     22,751,454

General Partner - 621 partnership
  units authorized, issued and outstanding                1,162,659      1,118,324      1,244,635      1,025,658
Limited Partners - 11,796 partnership
  units authorized, issued and outstanding               22,093,621     23,496,445     23,651,379     21,735,796

Other Information:
Total owned or controlled properties  (end of period)            11             10             11              8

Net Income (Loss) per LP unit                                    25            184            207          1,143

Cash flows (used) provided by operating activities         (207,587)      (130,207)      (343,383)      (275,133)
Cash flows (used) provided by investing activities       (1,107,654)      1,863,294      3,720,957        182,864
Cash flows (used) provided by financing activities       (1,960,060)      (436,841)      (436,841)      (353,799)

Weighted average number of
  Common LP Units Outstanding                                11,796         11,796         11,796         11,796
-----------------------------------------------------------------------------------------------------------------

     DISTRIBUTIONS. Your partnership made cash distributions to partners of $249,990 and $436,841 for the years ended December 31, 2000 and 2001, respectively. The distribution for the year 2000 was from surplus cash reserves of the partnership. The distribution for the year 2001 represented the net proceeds of the payment on the Edgewood II Associates Liquidating Trust Note that was paid in 2001. Your partnership made a cash distribution to partners of $2,045,112 in the first quarter of 2002 from the sale proceeds of Antonio Manor Apartments and Maria Manor Apartments. Your general partner has informed us that your partnership is making a cash distribution to partners of $925,000 in February or March 2003 from the sale proceeds of Capital Manor and the other cash assets of your partnership.

     BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP. Together with our affiliates, we currently own, in the aggregate, 2,746, or approximately 23.28%, of your partnership's limited partnership units. Your general partner, which is our affiliate, owns 621 units in the partnership as a general partner. Except as set forth herein, neither we, nor, to the best of our knowledge, any of our affiliates, (i) beneficially own or have a right to acquire any units, or (ii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

     COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES. Your partnership recorded annual management fee expenses payable to your general partner of $175,987 and $74,000 during 2001 and 2000, respectively, and paid $60,000 and $155,491, respectively, in those years in payment on the accrued management fees. The balance of unpaid accrued management fees payable to the general partner at December 31, 2001 was $129,987. The partnership recorded management fee expense of $45,000 for the nine-month period ending September 30, 2002, and has paid $59,000 of the 2002 management fee and the balance accrued at December 31, 2001. Your partnership paid the general partner $457,931 of liquidation fees in 2001 relating to the sale of the properties owned by Antonia Manor and Maria Manor, and the liquidation of those two local property partnerships. In 2002, following the sale of the property owned by WOGO Associates of Fresno, your partnership paid the general partner a liquidation fee of $140,482. On the sale of the properties owned by WOGO Associates of Fresno in 2002 and W Street Associates in 2003, an affiliate of the general partner was paid commissions out of the proceeds of sale, in the amounts of $160,000 and $136,000, respectively.

     LEGAL PROCEEDINGS. Your partnership is not currently involved in any legal proceedings.

     ADDITIONAL INFORMATION CONCERNING YOUR PARTNERSHIP. Your partnership files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document your partnership files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Your partnership's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

SECTION 10. BACKGROUND AND PRICING OF THE OFFER.

     GENERAL. We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by the local property partnerships and in which your partnership has indirect ownership. Our purpose in making the offer is to profitably increase our ownership interest in your partnership's properties while providing you and other investors with an opportunity to liquidate your current investment.

     Since 1969 our affiliated companies have sponsored and/or developed over 365 property investments and raised equity funds from over 7,000 investors. Many of those investors made their initial investments over 20 years ago. Your general partner has informed us it has received an increasing number of calls in recent years from the investors in our sponsored property investment programs seeking a way to liquidate their investments. We established our company SP Millennium L.L.C. to provide a purchaser entity to facilitate the desire of our investors to liquidate their investments, while at the same time to provide our affiliated companies and us with a larger asset and capital base, and increased diversification.

     DETERMINATION OF OFFER PRICE. In establishing the offer price, we reviewed certain publicly available information and certain information made available to us by the general partner, which is our affiliate, and our other affiliates, including among other things: (i) the agreement of limited partnership, as amended to date; (ii) the partnership's Annual Report on Form 10-K for the year ended December 31, 2001; (iii) the partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002; (iv) the operating budgets prepared by the property manager with respect to some of the properties owned by the local property partnerships for the year ending December 31, 2002; and (v) beneficial ownership reports on Schedule 13D. Our determination of the offer price was based in part on our review and analysis of the foregoing information, the other financial information and the analyses concerning the partnership summarized below. We also considered our investment objectives and internal parameters, such as our cost of operation and capital, and the projected length of time of the investment. We then applied a discount that we believe would result in a reasonable rate of return on our investment in the purchase of units.

     VALUATION OF UNITS. The assets of your partnership consist of ownership interests as a limited partner in the local property partnerships, and cash reserves held for the payment of limited partner expenses, taxes and possible reinvestment. We determined our offer price through an analysis that began by estimating the value of each property or asset owned by the local property partnerships, then calculating the estimated net proceeds that would be available to your partnership from a hypothetical sale of the properties at the estimated values and based on various assumptions, and finally adding our estimate of the cash available to the partnership from proposed property sales, as described in more detail below.

     In December of 2000, Antonia Manor and Maria Manor, two of the local property partnerships in which your partnership held an equity interest as a limited partner, sold their properties. Your partnership used a portion of the net proceeds received from those sales in the purchase of the properties acquired in 2001 by SP Kimberly L.P. and SP Fountain Valley, LLC, two of the other local property partnerships.

     In December 2001, WOGO Associates of Fresno, one of the local property partnerships in which your partnership held an equity interest as a limited partner, sold its property as part of an IRC Section 1031 tax-deferred exchange, for the sales price of $4,000,000. In June 2002, WOGO Associates acquired, as a replacement property, a 36-unit apartment community in Calabasas, California known as Malibu Creek Apartments, for the purchase price of $5,800,000.

     In our valuation analysis, we have used the purchase prices for the three properties acquired by SP Fountain Valley, LLC, SP Kimberly L.P., and WOGO Associates of Fresno. One of the local property partnerships, Rap Up II B, has entered into a purchase and sale agreement for its property. In our valuation analysis, we have, similarly, used the negotiated purchase price as the estimated value for the property owned by this local property partnership. One of the local property partnerships, Freedom Associates, filed bankruptcy in December 2000 and was foreclosed in June 2002. The partnership's investment in Freedom Associates was written-off at December 31, 2000 for financial reporting purposes.

     In October 2001 your partnership invested $3,200,000 to purchase an equity interest in SP Cortez Investors LLC, which holds an indirect equity interest in The Mills at Cortez Hill, a 133-unit apartment community currently under construction in downtown San Diego, California. Because it is not yet clear how much return, if any, there will be on your partnership's investment in SP Cortez Investors LLC, in our valuation analysis we have valued your partnership's interest in SP Cortez Investors LLC at the amount invested.

     For the remaining five properties owned by the local property partnerships, we have used the income capitalization method. The income capitalization approach of valuing rental property is one of three standard methods to estimate market value of rental property, and involves applying a capitalization rate to a property's annual net operating income. The other two methods are the cost approach and the sales comparison approach. The cost approach values land by comparison with other sites in the area that have recently sold. The cost to reproduce or replace the improvements, less any loss of value due to physical deterioration, functional or external obsolescence is then estimated and added to the land value, indicating a total value estimate for the property. The sales comparison approach values the improved property by comparison with other properties of similar design, utility and use that have recently sold. The sales are analyzed based on units of comparison, such as purchase price per square foot, income per square foot, or gross income multipliers. Because the financial information on the properties, on which the income capitalization approach is based, is more readily available than the information required to use the other two approaches to estimate value, we have used the income capitalization approach in our analysis.

     Under the income capitalization approach, the capitalization rate is a percentage (rate of return) commonly applied by purchasers of residential real estate to property income to determine the present value of income property. The lower the capitalization rate utilized, the higher the value produced, and the higher the capitalization rate utilized, the lower the value produced. The use of the income capitalization approach to the valuation of income properties is a reasonably reliable measure of value for conventional multi-family apartment projects. It is perhaps not as reliable for government subsidized apartment projects, such as the properties owned by these five local property partnerships, because the rents, and corresponding revenue, are controlled by HUD and/or the state housing agencies, and certain expenses are required by HUD or the state agencies that possibly would not be required in a conventional project. The regulation of rents by HUD and/or the state housing agencies that is intended to promote low and moderate income housing, also may restrict the growth of net operating income. The use of the income capitalization approach on the net operating income of such regulated properties may produce property values that are significantly lower than values that may be produced using other appraisal methods, such as the cost approach or sales comparison approach. However, absent specific purchase transactions or offers from independent third party buyers, sales comparison data on comparable properties, recent appraisals of the properties, or indications that HUD controlled rent is materially abnormal, we believe the income capitalization approach remains a reasonable methodology to use in valuation of the properties owned by the local property partnerships.

     The five local property partnerships for which we have used the income capitalization approach own apartment properties that are government-subsidized low or moderate-income housing. In our valuation of these properties, we have used financial information on the operation of the properties from the audited financial statements for the properties for the year ending December 31, 2001. Because these properties are all government regulated to some degree and located in marginal economic areas, or areas in current transition, we have used a 10% capitalization rate. The evaluation of a property's location and condition, and the determination of an appropriate capitalization rate for a property, are subjective in nature, and others evaluating the same property might use a different capitalization rate and derive a different property value, which may be higher or lower than the value that we determine.

     Property net operating income is the difference between the revenues from the property and related expenses, excluding income derived from sources other than its regular activities and before income deductions. Income deductions include interest, income taxes, prior-year adjustments, write-off of intangibles, adjustments arising from major changes in accounting methods and other material and nonrecurring items. In this respect, property net operating income differs from net income disclosed in the partnership's financial statements, which does not exclude these income sources and deductions. In the tables that follow, we have reconciled the local property partnerships' properties' revenues for the year ending December 31, 2001 to their net operating income for the same period, for the five properties on which we used the income capitalization approach.

In the following reconciliation tables, we made certain assumptions as to the adjustments to be made. We also revised the "Reserves" expense to reflect a standard capital expense charge of $250 per apartment unit per year. Others evaluating the same properties might use different assumptions and derive different net operating incomes, which would then yield property values that may be higher or lower than the values that we determine:

Brighton Gardens                                                        Dec-01
----------------                                                    ------------
    Revenue:
        Gross Potential Rent                                        $   885,492
        Vacancy                                                     $    (9,763)
        Other Revenue                                               $     3,833
                                                                    -----------
           Effective Gross Income                                   $   879,562
    Expenses:
        Administrative & Operating Expenses                         $  (484,863)
        Tax & Insurance                                             $   (48,675)
        Reserves ($250/Unit)                                        $   (31,000)
                                                                    -----------
           Total Operating Expenses                                 $  (564,538)

                                                                    -----------
    Net Operating Income (NOI):                                     $   315,024
                                                                    -----------

First Bedford Pines (Bedford Pines)                                     Dec-01
-----------------------------------                                 -----------
    Revenue:
        Gross Potential Rent                                        $   944,542
        Vacancy                                                     $   (18,219)
        Other Revenue                                               $   134,462
                                                                    -----------
           Effective Gross Income                                   $ 1,060,785
    Expenses:
        Administrative & Operating Expenses                         $  (708,857)
        Tax & Insurance                                             $  (135,650)
        Reserves ($250/Unit)                                        $   (33,500)
                                                                    -----------
           Total Operating Expenses                                 $  (878,007)

                                                                    -----------
    Net Operating Income (NOI):                                     $   182,778
                                                                    -----------

Glenn Arms                                                              Dec-01
----------                                                          -----------
    Revenue:
        Gross Potential Rent                                        $   562,388
        Vacancy                                                     $    (7,072)
        Other Revenue                                               $    13,621
                                                                    -----------
           Effective Gross Income                                   $   568,937
    Expenses:
        Administrative & Operating Expenses                         $  (253,725)
        Tax & Insurance                                             $   (72,137)
        Reserves ($250/Unit)                                        $   (13,750)
                                                                    -----------
           Total Operating Expenses                                 $  (339,612)

                                                                    -----------
    Net Operating Income (NOI):                                     $   229,325
                                                                    -----------

Hedin House                                                             Dec-01
-----------                                                         -----------
    Revenue:
        Gross Potential Rent                                        $   383,667
        Vacancy                                                     $    (7,769)
        Other Revenue                                               $    57,350
                                                                    -----------
           Effective Gross Income                                   $   433,248
    Expenses:
        Administrative & Operating Expenses                         $  (264,303)
        Tax & Insurance                                             $   (55,646)
        Reserves ($250/Unit)                                        $   (12,000)
                                                                    -----------
           Total Operating Expenses                                 $  (331,949)

                                                                    -----------
    Net Operating Income (NOI):                                     $   101,299
                                                                    -----------

Himbola Manor                                                           Dec-01
-------------                                                       -----------
    Revenue:
        Gross Potential Rent                                        $   750,784
        Vacancy                                                     $    (3,997)
        Other Revenue                                               $    14,993
                                                                    -----------
           Effective Gross Income                                   $   761,780
    Expenses:
        Administrative & Operating Expenses                         $  (374,481)
        Tax & Insurance                                             $   (61,173)
        Reserves ($250/Unit)                                        $   (34,000)
                                                                    -----------
           Total Operating Expenses                                 $  (469,654)

                                                                    -----------
    Net Operating Income (NOI):                                     $   292,126
                                                                    -----------

     Although the income capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. Further, in applying the income capitalization method, others may make different assumptions and obtain different results. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer price.

     We estimated the liquidation value of units in the partnership as follows:

     o First, we estimated the value of the properties owned by the local property partnerships. For those properties that were recently purchased, we used the actual purchase prices. For the property that is currently under a purchase and sale agreement, we used the sales price negotiated in that agreement with an unaffiliated third party purchaser.

          For the five local property partnerships where we used the income capitalization method to value their properties, as described above, we selected the capitalization rate based on our experience in valuing similar properties. We believe that arms-length purchasers would base their purchase offers on a capitalization rate similar to that used by us, however there is no single correct capitalization rate and others might use different rates. We also believe a prospective purchaser of any of these properties would negotiate a reduction in price to address any deferred maintenance items at the property. We used net operating income for each of these properties for the year ended December 31, 2001, as we determined above, and then divided such amount by the assumed property's capitalization rate to derive an estimated gross property value of each property.

          We have estimated the values of the properties as follows:


Urban Fund 73:                                                       2001 NOI         Cap Rate         Est. Gross
--------------                                                       --------         --------         ----------
                                                                                                     Property Value
                                                                                                     --------------
      Serena Vista (replacement for The Alexander)                   n/a                n/a           $ 17,400,000 /1/
      Brighton Gardens                                            $315,024             10.0%          $  3,150,235
      First Bedford Pines (Bedford Pines)                         $182,778             10.0%          $  1,827,776
      Glenn Arms                                                  $229,325             10.0%          $  2,293,245
      Hedin House                                                 $101,299             10.0%          $  1,012,991
      Himbola Manor                                               $292,126             10.0%          $  2,921,260
      Kimberly Place (replacement for Marlton Manor)                 n/a                n/a           $ 23,600,000 /2/
      Rap-Up IIB                                                     n/a                n/a           $  2,000,000 /3/
      Wogo of Fresno (Malibu Creek)                                  n/a                n/a           $  5,800,000 /4/

  /1/   Serena Vista (replacement for The Alexander):  valued at purchase price.
  /2/   Kimberly Place (replacement for Marlton Manor):  valued at purchase price.
  /3/   Rap-Up IIB:  valued at purchase price under executed purchase agreement.
  /4/   Wogo of Fresno (Malibu Creek):  valued at purchase price.

     o Second, we calculated the amount of proceeds available for distribution to your partnership from the theoretical sale of the properties owned by the local property partnerships at purchase prices equal to the property values determined above. In estimating the net proceeds available for distribution to your partnership from the local property partnerships, we adjusted the gross real estate property values to reflect other assets and liabilities of the local property partnerships. Specifically, we deducted mortgage and other debt balances as of December 31, 2001, and added the amounts as of December 31, 2001 of surplus cash and reserves for replacement, residual receipt and general reserve deposits. For the property owned by Rap Up II B that is under a purchase and sale contract, we used the estimated assets and liabilities of the local property partnership as of the projected closing date, provided by the general partner of the local property partnership. For the property acquired in 2002, we used the mortgage balance from the purchase closing statement and the cash balance from the property's September operating statement. We then deducted 7% of the gross real estate property valuations to pay for the probable costs of brokerage commissions, real estate transfer taxes, legal and accounting fees, and other disposition expenses. The resulting amounts represent our estimate of the net liquidation proceeds that could be realized by the local property partnerships on the sale of their properties. We then looked at the terms of the partnership agreements for the local property partnerships to determine the amount of the estimated net liquidation proceeds of each local property partnership that would be distributable to your partnership.

          Based on the above, we estimated the amounts of net liquidation proceeds from the theoretical sale of the properties owned by the local property partnerships that would be available for distribution to your partnership as follows:


Serena Vista (replacement for The Alexander)
--------------------------------------------
      Estimated Gross Property Value                                                $   17,400,000
         Other Assets (Liabilities)                                                 $    1,554,809
         Mortgage                                                                   $ (11,167,546)
         Other Notes                                                                $    (336,679)
         Closing Costs, Commissions, Charges                        -7.0%           $  (1,218,000)
                                                                                    --------------
      Estimated Distributable Sale Proceeds                                         $    6,232,584
      Priority Distribution
         CA State Withholding Tax (7% of proceeds)                                  $    (436,281)
         Return of Capital to UF73 (required)                     $   7,655,682
         Return of Capital to UF73 (actual)                                         $  (5,796,303)
         Return of Capital to GP (required)                       $           -
         Return of Capital to GP (actual)                                           $            -
                                                                                    --------------
      Estimated Residual Proceeds                                                   $            -
      Residual Split
         Urban Fund 73                                              98.0%           $            -
         Other                                                       2.0%           $            -
                                                                  -------------     --------------
                                                                    100.0%          $            -

                                                                                    --------------
      Total Estimated UF73 Residual Distribution                                    $    5,796,303
                                                                                    --------------

Brighton Gardens
----------------
      Estimated Gross Property Value                                                $    3,150,235
         Other Assets (Liabilities)                                                 $      905,062
         Mortgage                                                                   $  (3,161,804)
         Other Notes                                                                $    (126,400)
         Closing Costs, Commissions, Charges                        -7.0%           $    (220,516)
                                                                                    --------------
      Estimated Distributable Sale Proceeds                                         $      546,577
      Priority Distribution
         Return of Capital to UF73 (required)                     $     370,000
         Return of Capital to UF73 (actual)                                         $    (370,000)
         Return of Capital to GP (required)                       $          -
         Return of Capital to GP (actual)                                           $            -
                                                                                    --------------
      Estimated Residual Proceeds                                                   $     176,577
      Residual Split
         Urban Fund 73                                              50.0%           $      88,288
         Other                                                      50.0%           $      88,288
                                                                  -------------     --------------
                                                                    100.0%          $     176,577
                                                                                    --------------
      Total Estimated UF73 Residual Distribution                                    $     458,288
                                                                                    --------------


                                       29

First Bedford Pines (Bedford Pines)
-----------------------------------
      Estimated Gross Property Value                                                $    1,827,776
         Other Assets (Liabilities)                                                 $       47,590
         Mortgage                                                                   $  (1,397,447)
         Other Notes                                                                $    (153,395)
         Closing Costs, Commissions, Charges                        -7.0%           $    (127,944)
                                                                                    --------------
      Estimated Distributable Sale Proceeds                                         $      196,580
      Priority Distribution
         Return of Capital to UF73 (required)                     $     275,485
         Return of Capital to UF73 (actual)                                         $    (196,580)
         Return of Capital to GP (required)                       $          -
         Return of Capital to GP (actual)                                           $            -
                                                                                    --------------
      Estimated Residual Proceeds                                                   $            -
      Residual Split
         Urban Fund 73                                              50.0%           $            -
         Other                                                      50.0%           $            -
                                                                  -------------     --------------
                                                                    100.0%          $            -

                                                                                    --------------
      Total Estimated UF73 Residual Distribution                                    $      196,580
                                                                                    --------------


Glenn Arms
----------
      Estimated Gross Property Value                                                $    2,293,245
         Other Assets (Liabilities)                                                 $      507,836
         Mortgage                                                                   $    (645,339)
         Other Notes                                                                $            -
         Closing Costs, Commissions, Charges                        -7.0%           $    (160,527)
                                                                                    --------------
      Estimated Distributable Sale Proceeds                                         $    1,995,215
      Priority Distribution
         Return of Capital to UF73 (required)                     $      38,526
         Return of Capital to UF73 (actual)                                         $     (38,526)
         Return of Capital to GP (required)                       $          -
         Return of Capital to GP (actual)                                           $            -
                                                                                    --------------
      Estimated Residual Proceeds                                                   $    1,956,689
      Residual Split
         Urban Fund 73                                              95.0%           $    1,858,855
         Other                                                       5.0%           $       97,834
                                                                  -------------     --------------
                                                                    100.0%          $    1,956,689

                                                                                    --------------
      Total Estimated UF73 Residual Distribution                                    $    1,897,381
                                                                                    --------------


                                       30

Hedin House
-----------
      Estimated Gross Property Value                                                $    1,012,991
         Other Assets (Liabilities)                                                 $      167,214
         Mortgage                                                                   $    (489,426)
         Other Notes                                                                $     (10,459)
         Closing Costs, Commissions, Charges                        -7.0%           $     (70,909)
                                                                                    --------------
      Estimated Distributable Sale Proceeds                                         $      609,410
      Priority Distribution
         Return of Capital to UF73 (required)                     $          -
         Return of Capital to UF73 (actual)                                         $            -
         Return of Capital to GP (required)                       $          -
         Return of Capital to GP (actual)                                           $            -
                                                                                    --------------
      Estimated Residual Proceeds                                                   $      609,410
      Residual Split
         Urban Fund 73                                              95.0%           $      578,940
         Other                                                       5.0%           $       30,471
                                                                  -------------     --------------
                                                                    100.0%          $      609,410

                                                                                    --------------
      Total Estimated UF73 Residual Distribution                                    $      578,940
                                                                                    --------------

Himbola Manor
-------------
      Estimated Gross Property Value                                                $    2,921,260
         Other Assets (Liabilities)                                                 $      681,652
         Mortgage                                                                   $  (1,361,148)
         Other Notes                                                                $     (84,234)
         Closing Costs, Commissions, Charges                        -7.0%           $    (204,488)
                                                                                    --------------
      Estimated Distributable Sale Proceeds                                         $    1,953,042
      Priority Distribution
         Return of Capital to UF73 (required)                     $          -
         Return of Capital to UF73 (actual)                                         $            -
         Return of Capital to GP (required)                       $          -
         Return of Capital to GP (actual)                                           $            -
                                                                                    --------------
      Estimated Residual Proceeds                                                   $    1,953,042
      Residual Split
         Urban Fund 73                                              95.0%           $    1,855,390
         Other                                                       5.0%           $       97,652
                                                                  -------------     --------------
                                                                    100.0%            $  1,953,042

                                                                                    --------------
      Total Estimated UF73 Residual Distribution                                    $    1,855,390
                                                                                    --------------


                                       31

Kimberly Place (replacement for Marlton Manor)
----------------------------------------------
      Estimated Gross Property Value                                                $   23,600,000
         Other Assets (Liabilities)                                                 $      394,763
         Mortgage                                                                   $ (16,915,163)
         Other Notes                                                                $            -
         Closing Costs, Commissions, Charges                        -7.0%           $  (1,652,000)
                                                                                    --------------
      Estimated Distributable Sale Proceeds                                         $    5,427,600
      Priority Distribution
         CA State Withholding Tax (7% of proceeds)                                  $    (379,932)
         Return of Capital to UF73 (required)                     $   7,399,381
         Return of Capital to UF73 (actual)                                         $ (5,047,668)
         Return of Capital to GP (required)                       $          -
         Return of Capital to GP (actual)                                           $            -
                                                                                    --------------
      Estimated Residual Proceeds                                                   $            -
      Residual Split
         Urban Fund 73                                              98.0%           $            -
         Other                                                       2.0%           $            -
                                                                  -------------     --------------
                                                                    100.0%          $            -

                                                                                    --------------
      Total Estimated UF73 Residual Distribution                                    $    5,047,668
                                                                                    --------------

Rap-Up IIB /1/
--------------
      Estimated Gross Property Value                                                $    2,000,000
         Other Assets (Liabilities)                                                 $      115,663
         Mortgage                                                                   $    (700,000)
         Other Notes                                                                $    (101,000)
         Accrued Intererst - Advances from GP                                       $    (233,000)
         Closing Costs, Commissions, Charges                        -7.0%           $    (279,120)
                                                                                    --------------
      Estimated Distributable Sale Proceeds                                         $      802,543
      Priority Distribution
         Return of Capital to UF73 (required)                     $     191,000
         Return of Capital to UF73 (actual)                                         $    (191,000)
         Return of Capital to GP (required)                       $       4,250
         Return of Capital to GP (actual)                                           $      (4,250)
                                                                                    --------------
      Estimated Residual Proceeds                                                   $      607,293
      Residual Split
         Urban Fund 73                                              99.0%           $      601,220
         Correction to limited partner capital account                                       5,916
         Other                                                       1.0%           $        6,073
         Correction to general partner capital account                                     (5,916)
                                                                  -------------     --------------
                                                                    100.0%          $      607,293

                                                                                    --------------
      Total Estimated UF73 Residual Distribution                                    $      798,136
                                                                                    --------------

/1/          The numbers used in this table were provided by the general partner of the Rap-Up IIB local property partnership by letter in January 2002.


                                       32

Wogo of Fresno (Malibu Creek)
-----------------------------
      Estimated Gross Property Value                                                $    5,800,000
         Other Assets (Liabilities) /2/                                             $       14,905
         Note Receivable - Asset ($500,000) /3/                                     $            -
         Mortgage                                                                   $  (3,660,000)
         Other Notes                                                                $            -
         Closing Costs, Commissions, Charges                        -7.0%           $    (406,000)
                                                                                    --------------
      Estimated Distributable Sale Proceeds                                         $    1,748,905
      Priority Distribution
         CA State Withholding Tax (7% of proceeds)                                  $    (122,423)
         Return of Capital to UF73 (required)                     $   2,667,436
         Return of Capital to UF73 (actual)                                         $  (1,626,482)
         Return of Capital to GP (required)                       $           -
         Return of Capital to GP (actual)                                           $            -
                                                                                    --------------
      Estimated Residual Proceeds                                                   $            -
      Residual Split
         Urban Fund 73                                              50.0%           $            -
         Other                                                      50.0%           $            -
                                                               ----------------     --------------
                                                                    100.0%          $            -

                                                                                    --------------
      Total Estimated UF73 Residual Distribution                                    $    1,626,482
                                                                                    --------------

/2/  Net assets (liabilities) from September 2002 monthly operating statement.

/3/ Note held at 10% per annum, maturing 12/31/04, but payable only from surplus cash from property operations; payment is uncertain.

Summary of Estimated Proceeds - Urban Fund 73:                        Estimated
----------------------------------------------                        Proceeds
                                                                     -----------
      Serena Vista (replacement for The Alexander)                   $ 5,796,303
      Brighton Gardens                                               $   458,288
      First Bedford Pines (Bedford Pines)                            $   196,580
      Glenn Arms                                                     $ 1,897,381
      Hedin House                                                    $   578,940
      Himbola Manor                                                  $ 1,855,390
      Kimberly Place (replacement for Marlton Manor)                 $ 5,047,668
      Rap-Up IIB                                                     $   798,136
      Wogo of Fresno (Malibu Creek)                                  $ 1,626,482
                                                                     -----------
Total Estimated Proceeds to UF73                                     $18,255,167

o Third, we added the amount of your partnership's investment in SP Cortez Investors LLC as of December 31, 2002.

o Fourth, we estimated the value of the equity of your partnership by adding together the estimated distributable proceeds to your partnership from the local property partnerships on a theoretical sale of their properties, as set out above, adding the estimated amount of available cash to your partnership and the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including debt and fees, if any, owed by your partnership to its general partner, which is our affiliate. We have also deducted the estimated amount of liquidation fees that would be payable to your general partner on the full liquidation of the properties as described above. Using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a theoretical liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Accordingly, we assumed that 100% of the estimated liquidation proceeds are to be distributed to holders of units.

                                                                                         -------------
Total Estimated Proceeds to UF73/4/                                                      $  18,255,167
      Add:
      Net Cash (Liabilities) /5/                                                         $     399,093
      Capital Investment in SP Cortez Investors LLC /5/                                  $   3,200,000
      Less:
      Accrued Management Fee /5/                                                         $    (15,000)
      Advances                                                                           $          -
      Liquidation Fees                                                                   $ (1,170,314)
                                                                                         -------------
Estimated Proceeds Available for Distribution                                            $  20,801,503

                                                                                         -------------
Total Estimated Distribution to Limited Partners                            95.0%        $  19,761,428
                                                                                         -------------
      Number of LP Units
                                                                                                11,796
Estimated Proceeds per LP Unit                                                           $       1,675


/4/ This table of estimated proceeds does not include the sale of Capital Manor and the resulting distribution of sale proceeds to the partners in the partnership, which the partnership is expected to make to the partners at about the same time as this offer.

/5/ These numbers are as of September 30, 2002, as shown in the Form 10 QSB for your partnership filed with the SEC.

     The liquidation analysis described above assumes that the properties owned by the local property partnerships are sold to independent third parties at their estimated current property values, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership are sold at their book value, and that the net proceeds of liquidation are allocated to your partners in accordance with your partnership's agreement of limited partnership. The liquidation analysis is theoretical only, for the purposes of providing an alternative analysis for your use in comparison with our offer price, and is not a realistic alternative. The liquidation analysis assumes that the properties owned by the local property partnerships are sold at the same time. Three of the local property partnerships which own apartment properties are managed by independent third party general partners, each of whom receive annual management fees for the continuing management of their respective properties and local property partnerships. They may not be currently motivated to arrange the sale of their respective properties. These local property partnerships, as well as several other of the local property partnerships, are further restricted in their ability to sell or refinance their properties by the terms of their respective government financing and rental subsidy programs.

     COMPARISON OF PURCHASE OFFER CONSIDERATION TO ALTERNATIVE CONSIDERATION.

     To assist holders of units in evaluating the purchase offer, we have attempted to compare the offer price against: (i) prices at which the units have sold in the secondary market; (ii) our estimate of the value of the units on a liquidation basis; and (iii) other tender offers for purchase of units in your partnership that have been made in the past 12 months. Since the value of alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the values presented here reflect the total range of possible values.

     The results of these comparative analyses are summarized in the chart below. You should bear in mind that one of the alternative values is based on certain assumptions that we have made. These assumptions relate to, among other things, the operating results, if any, since December 31, 2001 as to income and expenses of some of the properties, other projected amounts and the capitalization rates that may be used by prospective buyers if the properties owned by the local property partnerships were to be liquidated. The assumptions used have been determined by us in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets. Actual results from a liquidation may vary from those set forth herein based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which the properties owned by the local property partnerships are sold and changes in availability of capital to finance acquisitions of apartment properties.

     You should also bear in mind that your partnership has made three cash distributions since November 2001 to you and the other limited partners, including a distribution that is expected to be made about the same time as this offer. The total amount of the three distributions is approximately $275 per unit. Those distributions were made after our tender offer in September 2001 to purchase units at the purchase price of $550 per unit.


                                       Comparison Table                   Per Unit
                                       ----------------                   --------
Cash Offer Price                                                          $   400
Alternatives
   Highest price in most recent 12 months as reported by transfer agent   $   550/1/
   Estimated liquidation proceeds                                         $ 1,675
   Most recent cash tender offer price                                    $   400/2/

----------
/1/  See the discussion below under "Prior Tender Offers".
/2/ Offer price in June 2002 tender offer by Equity Resource Lexington Fund, an unaffiliated third party.

     PRICES ON SECONDARY MARKET

     Secondary market sales information may not be a reliable measure of value because of the limited amount of any known trades. Nonetheless, the sales are one indication of value. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units because the units are not listed or traded on any exchange or quoted on NASDAQ, on the Electronic Bulletin Board or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

     Your general partner contacted American Partnership Board, an independent third party source that is involved in the monitoring, analysis and sale of interests in limited partnerships such as your partnership. American Partnership Board reported a sale of units in your partnership in June 2000 in a secondary market transaction at a sales price of $182 per unit.

     We have also acquired units in your partnership in secondary market transactions. During the past 90 days, we have purchased 15 units in your partnership, from limited partners who have contacted us individually, at the purchase price of $400 per unit.

     Your general partner also contacted ISTC Corporation, which acts as the transfer agent for your partnership, for information on the transfers of units during the past two years. Set forth below are the high and low sale prices of units for each quarter during the last two years, as reported by ISTC Corporation, which is an independent, third party source. The gross sales prices reported by ISTC Corporation do not necessarily reflect the net sales proceeds received by sellers of units, which may be reduced by commissions and other secondary market transaction costs to amounts less than the reported price. ISTC Corporation represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported by ISTC Corporation. Some of the sales reported by ISTC Corporation are previous purchases by your general partner and us of units in your partnership. Your general partner and we paid from $50 to $550 per unit for the units purchased during the last two years. We do not know whether the other information compiled by ISTC Corporation is accurate or complete.

     SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY ISTC CORPORATION

                                                              High       Low
                                                              ----       ---

     2001
     ----
     First quarter............................................$60        $50
     Second quarter...........................................$225       $60
     Third quarter............................................$250       $100
     Fourth quarter...........................................$550       $245

     2002
     ----
     First quarter............................................$550/1/    $550/1/
     Second quarter...........................................$225       $225
     Third quarter............................................$400       $200
     Fourth quarter...........................................$400       $400
     ___________________________

/1/ These were purchases by SP Millennium. See the discussion below under "Prior Tender Offers".

     ESTIMATED LIQUIDATION PROCEEDS

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of by your partnership in an arms-length transaction to a willing buyer that has access to relevant information regarding the historical revenues and expenses of the business. As your partnership's assets consist primarily of limited partnership interests in the local property partnerships, which are difficult assets to liquidate, we believe a more attainable measure of the liquidation value of the units is an analysis of the net distributable proceeds that would flow to your partnership from the local property partnerships following a theoretical sale of their properties and liquidation of their assets. Your general partner, which is our affiliate, estimated the liquidation value of the units using the same income capitalization method and assumptions as we did in valuing the units for the offer price. We did not consider the cost approach or the sales comparison approach in estimating the values of the properties. The liquidation analysis assumes that the properties owned by the local property partnerships are sold to independent third parties at their estimated current property values, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership are sold at their book value, and that the net proceeds of liquidation are allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis is theoretical only, for the purposes of providing an alternative analysis for your use in comparison with our offer price, and is not a realistic alternative. The liquidation analysis assumes that the properties owned by the local property partnerships are sold at the same time. Three of the local property partnerships which own apartment properties are managed by independent third party general partners, and are further restricted in their ability to sell or refinance their properties by the terms of their respective government financing and rental subsidy programs. However, for simplification purposes, the sales of the properties are assumed to occur concurrently. The liquidation analysis assumes that the properties are disposed of in an orderly manner and are not sold in forced or distressed sales in which the properties might be sold at substantial discounts to their actual fair market value.

     PRIOR TENDER OFFERS

     In June 2001, Equity Resource Lexington Fund, an unaffiliated third party, made a tender offer to purchase up to 2,362 units in your partnership for a purchase price of $200 per unit less the amount of any distributions declared or paid from any source by the partnership with respect to the units after June 7, 2001. On June 19, 2001, Equity Resource Lexington Fund increased their tender offer price to $225 per unit.

     In September 2001, we made a tender offer to purchase up to 3,500 units in your partnership for a purchase price of $550 per unit less the amount of any distributions declared or paid from any source by the partnership with respect to the units after the offer date. Our offer price of $550 per unit included an amount to pay selling investors for a cash distribution then expected from your partnership. The cash distribution was made in the first quarter of 2002, and reduced the cash assets of your partnership.

     In June 2002, Equity Resource Lexington Fund, an unaffiliated third party, made a tender offer to purchase up to 1,180 units in your partnership for a purchase price of $400 per unit less the amount of any distributions declared or paid from any source by the partnership with respect to the units after June 6, 2002.

     We believe that other tender offers may have also been made in the past 12 months by unaffiliated third parties to acquire units in your partnership in exchange for cash. We are unaware of the amounts offered, terms, tendering parties or number of units involved in these tender offers.

     ALLOCATION OF CONSIDERATION. We have allocated to the limited partners the amount of the estimated net liquidation proceeds of your partnership based on your partnership's agreement of limited partnership as if your partnership was being liquidated at the current time.

SECTION 11. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. The general partner of your partnership is an affiliate of SP Millennium L.L.C. Paul H. Pfleger is the President and a director of your general partner and owns 100% of the outstanding capital stock of your general partner. John M. Orehek is the Senior Vice President and a director of your general partner. Messrs. Pfleger and Orehek together own 100% of the membership interests of SP Investments II L.L.C., a Washington limited liability company that, through another entity, owns 90% of SP Millennium L.L.C. Accordingly, the general partner of your partnership has conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to you, even as an affiliate of SP Millennium L.L.C. As a consequence of our ownership of units, we may have incentives to seek to maximize the value of our ownership of units, which in turn may result in a conflict for your general partner in attempting to reconcile our interests with the interests of the other limited partners. We desire to purchase units at a low price and you desire to sell units at a high price. In light of this conflict of interest, the general partner makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer differ from those conflicts of interest that currently exist for your partnership. LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

     CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP. We are an affiliate of the general partner of your partnership. The general partner receives an annual management fee from your partnership and may receive reimbursements for expenses incurred in its capacity as general partner. Your partnership paid your general partner management fees of $60,000 and $155,491 in 2001 and 2000, respectively, and has paid your general partner management fees of $59,000 through September 30, 2002. Your general partner has no current intention, nor ability, without the express approval of a majority of limited partner interests, of changing the fee structure for its management of your partnership.

     COMPETITION AMONG PROPERTIES. Because SP Millennium L.L.C. and your partnership both invest indirectly in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that we may invest in properties in general market areas where the properties owned by the local property partnerships are located.

     FUTURE OFFERS. Although we have no current plans to conduct future tender offers for your units, our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

SECTION 12. FUTURE PLANS OF THE PURCHASER.

     As described above under "The Offer - Section 10. Background and Pricing of the Offer," we are an affiliate of the general partner and thereby under common control with the management of your partnership. Your general partner and we currently intend that, upon consummation of the offer, your partnership will continue its business and operations as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

     We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by the local property partnerships. As part of our business, we have made and, in the future intend to make, tender offers for partnerships that own apartments or indirect interests in apartments, including your partnership. We may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, membership interests in SP Millennium L.L.C. or other consideration. We also may consider selling some or all of the units we acquire pursuant to the offer to persons not yet determined, which may include our affiliates. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     Except as set forth herein, we and your general partner do not have any present plans or proposals which relate to or would result in: (i) any extraordinary transaction, such as a merger, reorganization or liquidation involving your partnership; (ii) a purchase or sale or transfer of a material amount of your partnership's assets; (iii) any changes in composition of your partnership's senior management or personnel or their compensation; (iv) any changes in your partnership's present capitalization, indebtedness or distribution policy; or (v) any other material changes in your partnership's structure or business. Our affiliates or we may loan funds to your partnership. If any such loans are made, they will be made pursuant to the terms of your partnership's partnership agreement. For the local property partnerships that are governed by unaffiliated general partners or members, your partnership is a limited partner, and as a result your general partner has no authority or control over the operation of disposition of the properties or assets owned by those local property partnerships. However, for the remaining six local property partnerships, your general partner and we are affiliates of the general partners of those local property partnerships. We expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the local property partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners.

     We have been advised that the possible future transactions the general partner expects to consider on behalf of your partnership include: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the properties owned by the local property partnerships; (iii) sales or exchanges of the properties owned by the local property partnerships in which the general partner is our affiliate; and (iv) mergers or other consolidation transactions involving the partnership or a local property partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities, in any of which limited partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the partnership and financial benefits accrue to the limited partners of your partnership, we will participate in those benefits to the extent of our ownership of units.

     The agreement of limited partnership requires the approval of the holders of a majority of the outstanding units for a sale of all or substantially all of the partnership's property, and for certain other actions of the partnership. IF WE ARE SUCCESSFUL IN ACQUIRING A SUBSTANTIAL NUMBER OF UNITS PURSUANT TO THE OFFER, WE WILL BE ABLE TO SIGNIFICANTLY INFLUENCE THE OUTCOME OF ANY SUCH VOTE. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

SECTION 13. POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO
            THE OFFER.

     The general partner of your partnership is remaining neutral and makes no recommendation as to whether you should tender or refrain from tendering your units in the offer. The general partner believes that you must make your own decision whether or not to participate in any offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, your tax position and the tax consequences to you of selling your units.

     Neither the general partner of your partnership nor its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Offer - Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as (i) a merger, reorganization or liquidation involving your partnership, (ii) a purchase, sale or transfer of a material amount of your partnership's assets, or (iii) any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its general partner, on one hand, and SP Millennium L.L.C. and its affiliates, on the other, and conflicts of interests with respect to the tender offer, see "The Offer -
Section 10. Background and Pricing of the Offer" and "The Offer - Section 11. Conflicts of Interests and Transactions with Affiliates." See also "The Offer -
Section 9. Certain Information Concerning Your Partnership - Beneficial Ownership of Interests in Your Partnership."

SECTION 14. VOTING POWER.

     Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our affiliate, we are under common control with the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, the addition of a new general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets.

SECTION 15. SOURCE OF FUNDS.

     We expect that approximately $520,000 will be required to purchase all of the limited partnership units that we are seeking in this offer (exclusive of fees and expenses estimated to be $20,000). For more information regarding fees and expenses, see "The Offer - Section 19. Fees and Expenses."

     We, together with our affiliates, have sufficient cash on hand or available through a credit facility to fund the purchase of all of the limited partnership units that we are seeking in this offer. We have arranged for a credit facility with an affiliated party, Madrona Ridge L.L.C., a Washington limited liability company that is wholly owned by John M. Orehek, one of the owners of SP Investments II L.L.C. and, indirectly, one of our owners. Madrona Ridge L.L.C. may seek out and accept other individuals to participate in the credit facility loan. We have made no alternative financing arrangements or plans in the event that Madrona Ridge L.L.C. does not fund under the credit facility.

     The terms of the credit facility provide us a credit line of $500,000 from which to draw funds, as a loan, to finance the purchase of units in the partnership. Upon completion of this offer, we will draw some or all of the funds available through the credit facility to pay the purchase price to those limited partners who sell their units to us in response to this offer. It is a condition of the credit facility that the funds advanced by Madrona Ridge L.L.C. for our purchase of units not exceed fifty percent (50%) of the estimated liquidation value of the units purchased. Under the terms of the credit facility, the borrowed funds will bear interest at twelve percent per year, and we will be obligated to pay Madrona Ridge L.L.C. monthly payments over a four-year period to fully amortize the borrowed funds and accrued interest. We intend to repay the loan out of cash that we have on hand, available through affiliates, or that we may receive as distributions on our investments. We will pledge the units that we purchase pursuant to this offer to Madrona Ridge L.L.C. as collateral for the borrowed funds.

     In connection with our credit facility with Madrona Ridge L.L.C. and our other financing activities, we may pledge the limited partnership units that we purchase in this offer as collateral for loans, or otherwise agree to terms which create incentives for us to seek near-term cash flow from our investment in the limited partnership units. This could be the case, for example, if a loan has a "balloon" maturity after a relatively short time or bears a high or increasing interest rate. In such a case, your general partner (which is our affiliate) may experience a conflict of interest in seeking to reconcile the best interests of your partnership with our need for cash flow from your partnership's activities.

SECTION 16. DISSENTERS' RIGHTS.

     Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

SECTION 17. CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase and at or before the expiration of our offer (including any extension thereof), if any of the following shall occur or may be reasonably expected to occur:

     o any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which the properties owned by the local property partnerships in which your partnership has an equity interest as a limited partner are located, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are or may be materially adverse to your partnership or the value of the units to us, or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in our reasonable judgment, has or may have material significance with respect to the value of your partnership or the value of the units to us; or

     o there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States from the date hereof, (iii) any material adverse change in the commercial mortgage financing markets, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (not existing on the date hereof), (vi) a commencement of a war, conflict, armed hostilities or other national or international calamity directly or indirectly involving the United States (not existing on the date hereof), (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

     o there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units,
          (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as general partner of your partnership or to remove such entity as general partner of your partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners, or (v) might result, in our reasonable judgment, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by our offer or the value of the units to us; or

     o there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your partnership, any general partner of your partnership, us or any affiliate of ours or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses
          (i) through (v) of the immediately preceding paragraph; or

     o your partnership shall have (i) changed, or authorized a change of, the units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property (except only the cash distribution to partners totaling about $925,000 that your general partner has informed us is expected to be made in February or March 2003 from the sale proceeds of Capital Manor and the other cash assets of your partnership), (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice,
          (viii) authorized, recommended or proposed, or entered into, any transaction which, in our reasonable judgment, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions or (xi) been notified that any debt of your partnership secured by any of its assets is in default or has been accelerated; or

     o a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act), or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than 5% of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than 5% of the units, other than acquisitions for bona fide arbitrage purposes, or
          (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving your partnership; or

     o upon the expiration date of the offer, after application of the provision of the offer to purchase 90% of validly tendered units, which provision is designed to prevent there being fewer than 300 unit holders at the conclusion of the offer, our purchase of validly tendered units will result in there being fewer than 300 unit holders at the conclusion of the offer.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time. All of the conditions of the offer, other than the necessary governmental approvals, must be satisfied or waived prior to the expiration of the offer.

SECTION 18. CERTAIN LEGAL MATTERS.

     GENERAL. Except as set forth in this Section 18, we are not, based on information provided by your general partner (which is our affiliate), aware of any licenses or regulatory permits that are material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. We are also aware that if units are validly tendered and not properly withdrawn prior to the expiration date, and the purchase of all such units would result in there being less than 300 unit holders, even after the application of the provision of the offer for us to only purchase 90% of the units validly tendered, the offer would be a going-private "Rule 13e-3 transaction" within the meaning of the Exchange Act. In that event, we would need to terminate the offer, or amend the offer to meet the additional disclosure requirements of Schedule 13E-3, and the information described in Regulation M-A, under the Exchange Act. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 18.

     ANTITRUST. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

     MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

     STATE LAWS. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) unit holders residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

SECTION 19. FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses.

                             _______________________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) and Rule 13e - 4 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. The Schedule TO and any amendments to the Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Offer - Section 9. Certain Information Concerning Your Partnership - Additional Information Concerning Your Partnership."

                              SP MILLENNIUM L.L.C.

                                     ANNEX I

                             OFFICERS AND DIRECTORS

     The names, positions and principal occupations for the last five years of the directors and executive officers of SP Millennium L.L.C., SP Investments II L.L.C. (which is the principal owner of SP Millennium L.L.C.) and your general partner, Interfinancial Real Estate Management Company (which is our affiliate), are set forth below. Unless otherwise indicated, the business address of each executive officer and director is 1201 Third Avenue, Suite 5400, Seattle, Washington 98101. Each director and executive officer is a citizen of the United States of America.

    Paul H. Pfleger................  Mr. Pfleger is 80% owner of SP Investments
                                     II L.L.C., and President, director and 100% owner of Interfinancial Real Estate Management Company. Mr. Pfleger organized and was Chairman of the Board of Security Properties Inc. (formerly Security Pacific, Inc.) from 1969 to the present, except for a period between 1984 and 1986. The major line of business of Security Properties Inc. is the administration of previously syndicated, subsidized multi-family residential real estate. Mr. Pfleger was first elected an officer and director of Interfinancial Real Estate Management Company in July 1981 and has maintained his dual status since that time.

     John M. Orehek...............   Mr. Orehek is 20% owner of SP Investments
                                     II L.L.C., and Senior Vice President and director of Interfinancial Real Estate
                                     Management Company. Mr. Orehek is the Chief
                                     Executive Officer and President of Security
                                     Properties Investments Inc. From 1982 to
                                     1987, he was employed by Security
                                     Properties Inc. as President of First
                                     Columbia Corporation, its affiliated
                                     broker/dealer, and Senior Vice President of Security Properties Inc. From 1987 until
                                     1991, when he rejoined Security Properties
                                     Inc., he was President of Hallmark Capital
                                     Partners, Inc., a Seattle real estate
                                     development corporation. Mr. Orehek was first elected an officer and director of Interfinancial Real Estate Management
                                     Company in 1992.

     Michael G. Fulbright.........   Mr. Fulbright is Secretary of
                                     Interfinancial Real Estate Management
                                     Company.  He joined Security Properties
                                     Inc. in 1989 as Special Counsel responsible for new development activities, and sales and financing transactions in the syndication portfolio. He is a member of the Washington State Bar Association, and was first elected an officer of Interfinancial Real Estate Management
                                     Company in 1994.

     John A. Taylor................  Mr. Taylor is 10% owner and Vice President of SP Millennium L.L.C.  He joined Security
                                     Properties Inc. in 1999 as Associate
                                     General Counsel to provide legal assistance on real estate transactions. He is a member of the Washington State Bar Association and was first elected an officer of SP Millennium L.L.C. in 2001. Prior to joining Security Properties Inc., Mr. Taylor was in private legal practice in Seattle, Washington, with emphasis on real estate matters.

                                Offer to Purchase

                             by SP Millennium L.L.C.

              up to 1,300 units of limited partnership interest in

                      Urban Improvement Fund Limited - 1973

                            for $400 per unit in cash

You should complete and sign the enclosed Letter of Transmittal in accordance with the instructions thereto and mail or deliver the signed Letter of Transmittal and any other required documents to our Information Agent at the address shown below.

Any questions and requests for assistance may be directed to the Information Agent or the Purchaser at their respective addresses and telephone numbers listed below. Additional copies of this offer to purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. A limited partner may also contact its broker, dealer, commercial bank, trust company or other nominee for assistance concerning this offer.

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                                 48 Wall Street
                            New York, New York 10005
                           Attention: Edward McCarthy

                            Toll Free: (800) 848-3416
                            Facsimile: (212) 952-0137
                             Collect: (212) 269-5550

      The Purchaser's mailing address, telephone number and fax number are:

                              SP Millennium L.L.C.
                          1201 Third Avenue, Suite 5400
                            Seattle, Washington 98101

                            Toll Free: (800) 398-6399
                            Facsimile: (206) 628-8031